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                                                                      EXHIBIT 12


                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                                                       Year Ended December 31
                                      ---------------------------------------------------------------------------------
                                          1998              1997             1996             1995             1994
                                      ------------      ------------     ------------     ------------     ------------
Fixed charges                         $    673,233      $    633,845     $    598,312     $    584,137     $    474,844
Preferred stock dividends                   22,342            25,457           36,356           39,334           38,876
                                      ------------      ------------     ------------     ------------     ------------
Combined fixed charges and
  preferred stock dividends                695,575           659,302          634,668          623,471          513,720
Net income (loss)                         (234,764)          159,926          127,228           77,359           85,579
                                      ------------      ------------     ------------     ------------     ------------
    Total                             $    460,811      $    819,228     $    761,896     $    700,830     $    599,299
                                      ============      ============     ============     ============     ============
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                           0.66:1            1.24:1           1.20:1           1.12:1           1.17:1


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                                                    Year Ended December 31
                                      ---------------------------------------------------------------------------------
                                          1998              1997             1996             1995             1994
                                      ------------      ------------     ------------     ------------     ------------
Fixed charges                         $    332,985      $    352,348     $    283,974     $    223,751     $    139,188
Preferred stock dividends                   22,342            25,457           36,356           39,334           38,876
                                      ------------      ------------     ------------     ------------     ------------
Combined fixed charges and
  preferred stock dividends                355,327           377,805          320,330          263,085          178,064
Net income (loss)                         (234,764)          159,926          127,228           77,359           85,579
                                      ------------      ------------     ------------     ------------     ------------
    Total                             $    120,563      $    537,731     $    447,558     $    340,444     $    263,643
                                      ============      ============     ============     ============     ============
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                           0.34:1            1.42:1           1.40:1           1.29:1           1.48:1